SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 18, 2003 (December 18, 2003)

Mission Resources Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-09498 (Commission File Number)	76-0437769 (IRS Employer Identification No.)

1331 Lamar

Suite 1455

Houston, Texas 77010-3039

(Address and Zip Code of Principal Executive Offices)

(713) 495-3000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Required Regulation FD Disclosure.

On December 18, 2003, Mission Resources Corporation (“Mission” or the “Company”) issued a press release announcing that it has entered into a transaction with two funds managed by Franklin Advisers, Inc. (“Franklin”) whereby those funds have exchanged $10,000,000 in aggregate principal amount of the Company’s 10-7/8% Senior Subordinated Notes due 2007 (the “Senior Notes”) for 4.5 million shares of the Company’s common stock, $.01 par value (“Common Stock”). A copy of the press release is attached as Exhibit 99.1 hereto.

Purchase and Sale Agreement

On December 17, 2003, the Company entered into a purchase and sale agreement (the “Agreement”) with FTVIPT – Franklin Income Securities Fund (“Franklin I”) and Franklin Custodian Funds – Income Series (“Franklin II”) providing for the issuance by the Company of 4.5 million shares of its Common Stock (the “Shares”) in exchange for the surrender by Franklin I and Franklin II (collectively, the “Sellers”) of $10.0 million aggregate principal amount of the Senior Notes (the “Notes”). Accrued interest on the Notes to the date of the Agreement will be paid on April 1, 2004, the regularly scheduled interest payment date for the Senior Notes, or upon the occurrence of certain other events. The Agreement contains representations and warranties by the parties thereto typical of transactions of this type, including but not limited to, power and authority, authorization, binding effect, ownership of the Notes, valid issuance of the shares of Common Stock, consents and approvals, compliance with laws and no conflicts.

The Agreement also contains an agreement of the Sellers that, for so long as they, in the aggregate, beneficially own 5% or more of the outstanding securities of the Company entitled to vote, they will not, directly or indirectly (unless specifically invited in writing to do so by the Company) do either of the following:

(a)	sell, or contract to sell or grant any option or right to purchase any Common Stock or make any short sale of or establish a equivalent position with respect to the Common Stock at a time when they have no equivalent offsetting long position in the Common Stock; or

(b)	sell, or contract to sell more than 2% of the Company’s outstanding voting securities to any single person or group of related persons; provided, however, that this prohibition shall not apply to any transaction effected in good faith on the NASDAQ stock market.

In addition, in the event that any action is submitted to the Company’s stockholders for their approval, whether at a meeting or by written consent, at a time when any Seller and its affiliates collectively owns more than 9.9% of the Company’s voting securities, unless otherwise approved in writing in advance by the Company, each such Seller will vote all voting securities as to which it has the right to vote that exceeds the 9.9% amount in the same manner as (i.e., in favor of, against and abstentions with respect to) and proportionately to the votes cast by all other voting securities that are entitled to vote with respect to such matter.

The Agreement further provides that the Company and the Sellers have entered into a Registration Rights Agreement which obligates the Company to file within 30 days, a registration statement with the Securities and Exchange Commission on Form S-3 registering the resale of the Shares. The Company has agreed to use its commercially reasonable efforts to cause the registration statement to become effective as soon as practicable and to keep the registration statement effective until the earlier of (i) the date when all of the registered Shares have been sold, (ii) the date on which all of the Shares either cease to be outstanding or are held by persons who are not affiliates of the Company and may be resold pursuant to Rule 144(k) under the Securities Act of 1933, or (iii) the later of two years after the effective date of the registration statement, or the date on which all of the Shares may be sold pursuant to Rule 144 in a three-month period. The Registration Rights Agreement also provides for standard provisions requiring the Company and the Sellers to indemnify each other for liabilities arising in connection with the sale of Shares pursuant to the registration statement.

The Company believes that the issuance of the Shares to the Sellers will result in an ownership change of the Company as defined in Section 382 of the Internal Revenue Code. The ownership change will affect the Company’s ability to utilize a portion of its net operating loss (“NOL”) carryforwards and investment tax carryforwards in the future. As a result of the ownership change, a portion of the NOL will be impaired and will result in a non-cash loss in earnings in the current quarter. The decrease in equity, as a result of the non-cash loss, will reduce or eliminate any increase in equity resulting from the issuance of the Shares associated with this transaction.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)    Financial Statements of business acquired.

None.

(b)    Pro Forma Financial Information.

None.

(c)    Exhibits.

4.1	Amendment to Rights Agreement dated as of December 17, 2003, by and between Mission Resources Corporation and American Stock Transfer & Trust Company.

99.1	Press Release

99.2	Purchase And Sale Agreement, dated as of December 17, 2003, by and among Mission Resources Corporation and FTVIPT—Franklin Income Securities Fund and Franklin Custodian Funds—Income Series.

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99.3	Registration Rights Agreement dated December 17, 2003, by and among Mission Resources Corporation and FTVIPT—Franklin Income Securities Fund and Franklin Custodian Funds—Income Series.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISSION RESOURCES CORPORATION

Date: December 18, 2003	By:	/s/ Richard W. Piacenti

	Name: Title:	Richard W. Piacenti Executive Vice President and Chief Financial Officer

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